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                                                                      Exhibit 12


                             WACHOVIA CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES

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                                    Three Months Ended
                                         March 31,                                   Year Ended December 31,
(A)  EXCLUDING INTEREST ON                 1999                  1998           1997           1996          1995           1994
 DEPOSITS                          -------------------     -------------   ------------   ------------  --------------  ------------
Earnings:
 Income before income taxes             $368,745             $1,303,781     $  869,119     $1,100,308    $1,023,290     $  885,402
 Less capitalized interest                   (43)                  (593)          (167)            --        (1,530)          (362)
 Fixed charges                           220,610                976,201        884,806        900,277       885,040        603,157
                                        --------             ----------     ----------     ----------    ----------     ----------
  Earnings as adjusted                  $589,312             $2,279,389     $1,753,758     $2,000,585    $1,906,800     $1,488,197
                                        ========             ==========     ==========     ==========    ==========     ==========
Fixed charges:
Interest on purchased and
 other short term borrowed
 funds                                  $103,170             $  563,846     $  478,162     $  482,236    $  527,765     $  318,301
 Interest on long-term debt              111,773                390,662        387,107        399,796       340,211        267,841
Portion of rents                           5,667                 21,693         19,537         18,245        17,064         17,015
 representative of the                  --------             ----------     ----------     ----------    ----------     ----------
 interest factor (1/3) of
 rental expense
  Fixed charges                         $220,610             $  976,201     $  884,806     $  900,277    $  885,040     $  603,157
                                        ========             ==========     ==========     ==========    ==========     ==========

Ratio of earnings to fixed
 charges                                    2.67  x                2.33  x        1.98  x        2.22  x       2.15  x       2.47  x

(B) INCLUDING INTEREST ON
 DEPOSITS

 Adjusted earnings from                 $589,312             $2,279,389     $1,753,758     $2,000,585    $1,906,800     $1,488,197
  (A) above
 Add interest on deposits                307,367              1,359,705      1,303,549      1,203,739     1,143,179        782,864
                                        --------             ----------     ----------     ----------    ----------     ----------
  Earnings as adjusted                  $896,679             $3,639,094     $3,057,307     $3,204,324    $3,049,979     $2,271,061
                                        ========             ==========     ==========     ==========    ==========     ==========

Fixed charges:
 Fixed charges from (A)                 $220,610             $  976,201     $  884,806     $  900,277    $  885,040     $  603,157
  above
 Interest on deposits                    307,367              1,359,705      1,303,549      1,203,739     1,143,179        782,864
                                        --------             ----------     ----------     ----------    ----------     ----------
Adjusted fixed charges                  $527,977             $2,335,906     $2,188,355     $2,104,016    $2,028,219     $1,386,021
                                        ========             ==========     ==========     ==========    ==========     ==========

Adjusted earnings to
  adjusted fixed charges                    1.70   x               1.56  x        1.40   x       1.52   x      1.50   x       1.64 x

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